

 EXHIBIT 12

                            MINNESOTA MINING AND MANUFACTURING
COMPANY
                                       AND SUBSIDIARIES

                       CALCULATION OF RATIO OF EARNINGS TO FIXED
CHARGES
                                    (Dollars in millions)
                                    1993      1992      1991
1990      1989
                                  ______    ______    ______
______    ______
EARNINGS

 Income Before Income Taxes,
  Minority Interest and           $2,002    $1,947    $1,877
$2,135    $2,099
  Cumulative Effect of
  Accounting Changes

Add:

 Interest on debt                     50        76        97
98        98

 Interest component of the ESOP
  benefit expense                     41        42        44
45       ---

 Portion of rent under operating
  leases representative of
  the interest component              47        47        47
44        35


Less:

 Equity in undistributed income
  of 20-50% owned companies          --         (1)       (6)
 1         4

             TOTAL EARNINGS AVAILABLE
             FOR FIXED CHARGES    $2,140    $2,113    $2,071
$2,321    $2,228


FIXED CHARGES

 Interest on debt                     50        76        97
98        98

 Interest component of the ESOP
  benefit expense                     41        42        44
45       ---

 Portion of rent under operating
  leases representative of
  the interest component              47        47        47
44        35

             TOTAL FIXED CHARGES  $  138   $   165   $   188  $
187   $   133

RATIO OF EARNINGS TO FIXED CHARGES 15.51     12.81     11.02
12.42     16.75

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